                                                                    EXHIBIT 11.1

                      INFORMATION ADVANTAGE SOFTWARE, INC.
                COMPUTATION OF PRO FORMA NET LOSS PER SHARE (1)

                                                                                    FOR THE YEAR
                                                                                        ENDED        FOR THE SIX
                                                                                     JANUARY 31,    MONTHS ENDED
                                                                                        1997        JULY 31, 1997
                                                                                   ---------------  -------------
Weighted average common shares outstanding.......................................       1,019,199      1,081,179

Common stock equivalents:

  Assumed conversion of convertible redeemable preferred stock (2)...............       9,483,334      9,483,334

  Cheap stock (3):

    Options outstanding at October 8, 1997.......................................         800,100        800,100

    Warrants outstanding at October 8, 1997......................................          20,210         20,210

    Less: Treasury stock repurchase of cheap stock attributed to options
      and warrants (assumed $9.00 price).........................................        (222,208)      (222,208)
                                                                                   ---------------  -------------

Pro forma weighted average common and common equivalent shares
  outstanding....................................................................      11,100,635     11,162,615
                                                                                   ---------------  -------------
                                                                                   ---------------  -------------

Net loss.........................................................................   $  (8,476,000)   $(4,649,000)
                                                                                   ---------------  -------------
                                                                                   ---------------  -------------

Unaudited pro forma net loss per share...........................................   $       (0.76)   $     (0.42)
                                                                                   ---------------  -------------
                                                                                   ---------------  -------------
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(1) This exhibit should be read in conjunction with the "Summary of Significant
    Accounting Policies-- Unaudited Pro Forma Net Loss Per Share" in Note 2 of
    the Notes to the Consolidated Financial Statements.

(2) Assumes the conversion of the Company's convertible redeemable preferred stock into 9,483,334 shares of common stock effective February 1, 1996.
    Because of the significant impact of the assumed conversion on the Company's capital structure and earnings per share, historical earnings per share has been excluded.

(3) Cheap stock includes stock options granted and warrants issued subsequent to October 11, 1996 (one year prior to filing) pursuant to SAB Topic 4-D.